EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kohl’s Announces Expansion of Amazon Returns to All Kohl’s Stores Nationwide

Amazon customers will now have free, easy returns in all Kohl’s stores starting this summer

MENOMONEE FALLS, Wis., April 23, 2019 – Kohl’s (NYSE: KSS) today announced that all Kohl’s stores will be accepting free, convenient, unpackaged returns for Amazon customers starting in July.  Kohl’s and Amazon first worked together in 2017 to pilot the returns program, which is currently operating in 100 stores in the Los Angeles, Chicago and Milwaukee markets. Kohl’s and Amazon will roll out the program to all of Kohl’s more than 1,150 locations across 48 states. Kohl’s will accept eligible Amazon items, without a box or label, and return them for customers for free, providing additional service and convenience to Amazon customers.

“We are thrilled to bring Amazon Returns at Kohl’s to all of our stores across the country,” said Michelle Gass, Kohl’s chief executive officer. “Amazon and Kohl’s have a shared passion in providing outstanding customer service, and this unique partnership combines Kohl’s strong nationwide store footprint and omnichannel capabilities with Amazon’s reach and customer loyalty. This new service is another example of how Kohl’s is delivering innovation to drive traffic to our stores and bring more relevance to our customers.”

Amazon Returns at Kohl’s creates convenient locations for Amazon customers to return eligible Amazon.com merchandise to their local Kohl’s store. These items can be returned free of charge regardless of return reason and regardless of whether the items are packaged or unpackaged for shipping. Kohl’s will package and send all returned items to Amazon returns centers on behalf of customers, making the return process even easier.

Last month, Kohl’s also announced that it will expand its product relationship with Amazon by carrying Amazon products in more than 200 stores.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” "will," "should," "anticipates," “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those projected in such forward-looking statements. Such risks and uncertainties include, but are not limited to, those that are described in Item 1A in Kohl's most recent Annual Report on Form 10-K and as may be supplemented from time-to-time in Kohl's other filings with the SEC, all of which are expressly incorporated herein by reference.  Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

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Contacts:

Jen Johnson, Jen.Johnson@Kohls.com, 262-703-5241

Julia Fennelly, Julia.Fennelly@Kohls.com, 262-703-1710